Exhibit 99.1

AWBC – 2005 Earnings

January 31, 2006

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES 2005 YEAR END RESULTS

Spokane, Washington – January 31, 2006 – AmericanWest Bancorporation (Nasdaq: AWBC) today announced that net income for the year ended December 31, 2005 was $13.9 million or $1.31 per diluted share, which is 45.9% higher than the $9.5 million or $0.91 per diluted share earned for the year ended December 31, 2004.

On November 30, 2005, AWBC and Columbia Trust Bancorp (CTB) jointly announced that that they had entered into a definitive agreement pursuant to which AWBC will acquire CTB, the holding company for Columbia Trust Bank, based in Pasco, Washington, in a transaction valued at $37.75 million. Columbia Trust Bank had total assets of $209 million and total deposits of $179 million as of September 30, 2005. CTB has branches located in Pasco, Kennewick, Sunnyside and Yakima, Washington through which it provides commercial banking services. Upon completion of the merger, AWBC is expected to have approximately $1.4 billion in assets and $1.1 billion in deposits and will operate, through its wholly-owned banking subsidiary AmericanWest Bank (AWB or the Bank), 46 branches throughout Central and Eastern Washington and Northern Idaho. The boards of both companies have approved the transaction, which is now subject to customary conditions, including the approval of CTB’s shareholders and bank regulatory authorities. Closing on this transaction is expected during the last half of the first quarter of 2006 and it is expected to be accretive to earnings within the first twelve months after closing.

AWBC also announced during the final quarter of 2005 the filing of two applications by AWB with the Washington Department of Financial Institutions (DFI) and the Federal Deposit Insurance Corporation (FDIC) for approval for AWB to open de novo branches in the fast growing markets of Coeur d’Alene and Sandpoint, Idaho.

AWBC previously announced that the DFI and the FDIC had terminated their supervisory directive following the recently completed joint Safety and Soundness Examination of the Bank. AWBC has also previously announced that, following the most recently completed Compliance Examination of the Bank by the FDIC, the FDIC had terminated the memorandum of understanding (MOU) between AWB and the FDIC relating to the Bank’s compliance controls, processes and training, and that the Bank is no longer restricted by any supervisory enforcement action. Both the MOU and the supervisory directive had been issued based upon AWB’s operations under prior management.

AWBC – 2005 Earnings

January 31, 2006

“Our organization has been very successful in its tremendous efforts toward improvements in our credit quality and culture, processes and compliance that have cleared the way for our future expansion,” said Robert M. Daugherty, President and Chief Executive Officer. “With our recently announced acquisition in the Columbia Basin market and the de novo expansions into Northern Idaho, we are elevating and strengthening our presence within and expanding our existing footprint. We anticipate that our ability to provide enhanced service and products in these locations will attract new business and ultimately contribute to loan and deposit growth leading to greater profitability,” he continued. “While 2005 saw only modest loan and deposit growth, this was a period of significant restructuring of our business toward a heightened focus on relationship banking vs. transactional business. We anticipate that this ongoing effort will also contribute to enhanced profitability and generate a more predictable rate of earnings growth.”

LOAN GROWTH AND CREDIT QUALITY:

Despite a significant reduction of unwanted credit lines and the resolution and repayment of a number of substandard loans, gross loans increased $38.4 million to $966.3 million compared to $927.9 million at December 31, 2004. This includes an increase of commercial and industrial loans of $29.1 million and real estate mortgage loans of $29.5 million. Commercial real estate loans continue to be a significant percentage of the total portfolio at 51.9% as of December 31, 2005 compared to 53.6% at December 31, 2004.

Total nonperforming loans were $14.5 million or 1.50% of total gross loans at December 31, 2005 as compared to $24.3 million or 2.62% of total gross loans at December 31, 2004. The decrease from the prior year is due mainly to management’s continued efforts to collect on past due loans and to improve the overall credit quality of the portfolio.

The Company’s total nonperforming assets, including foreclosed real estate and other foreclosed assets, were $16.7 million or 1.51% of total assets at December 31, 2005 compared to $28.5 million or 2.71% of total assets at December 31, 2004. This decrease is due mainly to the sales of three foreclosed real estate assets with a total value of approximately $3.5 million during the year and the full repayment of a $6.2 million nonperforming loan.

The Company’s accruing loans that were delinquent in excess of 30 days were $9.8 million or 1.02% of total loans at December 31, 2005 compared to $4.2 million or 0.45% of total loans at December 31, 2004. This increase is due mainly to one relationship that was 60 days past due at December 31, 2005. The Company is currently attempting to collect on this relationship.

The allowance for loan losses was $14.4 million at December 31, 2005 compared to $18.5 million at December 31, 2004. At December 31, 2005 the allowance for loan losses as a percentage of total gross loans was 1.49% as compared to the December 31, 2004 allowance of 1.99%. The decline from the prior year-end is due to the resolution of various nonperforming loans in accordance with the provisions provided for the years ended December 31, 2005 and December 31, 2004.

Provision for loan losses for the year ended December 31, 2005 was $2.4 million as compared to $13.0 million for the year ended December 31, 2004. The 2004 provision included two specific provisions of $4.0 million each related to single borrower relationships. Loan charge offs for the year ended December 31, 2005 were in line with expectations at $6.9 million compared to $8.1 million for the year ended December 31, 2004.

AWBC – 2005 Earnings

January 31, 2006

DEPOSIT AND BORROWING BALANCES:

Deposits were $897.4 million as of December 31, 2005, which is an increase of $2.6 million from $894.8 million at December 31, 2004. The Bank is continuing to cultivate a retail branch sales culture, including a significantly expanded line-up of retail products, staff sales training and targeted marketing efforts. Time deposits increased 15.2% and noninterest bearing deposits increased 12.7% from December 31, 2004. NOW, MMDA and savings accounts decreased 13.4% during this same period.

Short-term borrowings were $67.9 million as of December 31, 2005, an increase of $43.4 million from $24.5 million at December 31, 2004. Long-term borrowings were $3.2 million at December 31, 2005, which is a decrease of $2.4 million from December 31, 2004. The overall increased borrowing levels support the loan growth experienced in the current year.

NET INTEREST MARGIN:

Net interest margin was 5.47% for the year ended December 31, 2005 compared to 6.04% for the similar period of 2004. This net interest margin reduction was in line with expectations as the Bank focused in 2005 on reducing the overall risk profile in its loan portfolio. This should reduce the Bank staff’s future time spent and expenses related to loan workout matters. The Bank is continuing to book new business at competitive rates while maintaining profitable margins. The yield on securities is also slightly lower due to changes in the mix of the portfolio as a result of the sale of some longer term investments in late 2004 and the lack of dividends on FHLB stock. The overall yield on earning assets has decreased by 12 basis points. The cost of borrowings and deposits were higher in 2005 due to higher interest rates reflecting increases in rates by the Federal Reserve Board. The cost of deposits increased to 2.19% for 2005 compared to 1.62% for 2004. The cost of borrowings increased to 4.12% for 2005 compared to 2.47% for 2004. The overall cost of interest bearing liabilities has increased 67 basis points during the year.

Net interest income decreased $5.7 million to $54.0 million for the year ended December 31, 2005 as compared to $59.7 million for the year ended December 31, 2004. This decrease is due mainly to the increase in interest expense on deposits by $3.4 million from the prior year and the decrease in interest income of $1.4 million from the prior year. The average balance of taxable and nontaxable securities decreased $38.7 million from the prior year while the average balance of loans increased $38.3 million from the prior year. The interest income decrease is due mainly to the origination of lower risk loans compared to the higher risk loans with higher yields that were originated under prior management. The competition for loans is also contributing to lower loan yields.

NONINTEREST INCOME AND EXPENSE:

Noninterest income decreased $0.9 million to $8.4 million for the year ended December 31, 2005 as compared to $9.2 million for the year ended December 31, 2004. The decrease is due mainly to gains on sales of foreclosed real estate and other foreclosed assets in the prior year which were not repeated in 2005. In 2004, a $0.6 million gain was recorded on the divesture of a branch which was included in noninterest income. During the fourth quarter of 2005, a $0.7 million gain was recorded on the sale of the Bank’s credit card portfolio.

AWBC – 2005 Earnings

January 31, 2006

Noninterest expense decreased $1.6 million to $41.1 million for the year ended December 31, 2005 from $42.7 million for the year ended December 31, 2004. Foreclosed real estate and other foreclosed assets expense decreased $4.6 million from the prior year as there were significant write-downs which occurred during 2004 and no meaningful write-downs occurred during 2005. This improvement was partially offset by increases in the other expense categories. Salaries and employee benefits expense increased over the prior year by $0.5 million due to an increase in the number of employees which was partially offset by write-offs of deferred compensation and salary continuation agreements during 2005 due to the unfortunate passing of a prior executive of the Bank. Occupancy expense increased over the prior year by $0.5 million as a result of rent costs at executive offices that were placed into service late in 2004. Equipment expense increased $0.4 million over the prior year as the Company continues to update and improve technology bankwide. Lastly, other operating expense increased $1.6 million from the prior year due to the loss on an exchange of bank owned life insurance policies of $0.6 million during 2005, higher other professional fees of $0.5 million and increases in training and travel related expenses of $0.4 million.

The efficiency ratio rose to 65.95% during 2005 compared to 61.98% for the prior year. Expenses were higher than normal in 2005 due to the costs associated with bringing the organization back into compliance with regulatory directives, the training and marketing expenses related to our rollout of new products, upgrading our infrastructure with new technology, and redirecting the culture of the organization toward a relationship vs. transaction business focus. Management believes that these initiatives have laid the groundwork for an improved efficiency ratio going forward.

INCOME TAXES:

The effective tax rate for the year ended December 31, 2005 was 26.5% as compared to 27.9% for the year ended December 31, 2004. The slight decrease in the tax rate is due mainly to the reversal of a $0.9 million tax reserve recorded in 2004 for the anticipated surrender of some bank owned life insurance policies. These policies were exchanged, rather than surrendered, during 2005 and this resulted in a $0.6 million write-down of the asset rather than a tax loss.

AmericanWest Bancorporation is a community bank holding company with 42 locations in Eastern and Central Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA). Such forward looking statements include but are not limited to the Company’s ability to acquire CTB and to achieve expected financial results from the merger with CTB, as well as the timing of the closing of the transaction and the ability to obtain regulatory approval on a timely basis or at all, the ability to attract new business and increase profitability, and that the Company will be able to generate a more predictable rate of earnings growth. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic

AWBC – 2005 Earnings

January 31, 2006

make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

Additional Information and Where to Find It

This press release may be deemed to be offering materials of AWBC and CTB in connection with AWBC’s proposed acquisition of CTB, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated November 29, 2005, between AWBC and CTB. AWBC and CTB shareholders and other investors are urged to read the proxy statement/prospectus that is included in the registration statement on Form S-4, which AWBC filed with the SEC in connection with the proposed merger, because it contains important information about AWBC, CTB, the merger and related matters. Investors and security holders are urged to carefully review and consider AWBC’s public filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the first three quarters of 2005. The documents filed by AWBC with the SEC may be obtained free of charge at AWBC’s website at www.awbank.net or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from AWBC by requesting them in writing at AmericanWest Bank, 41 W. Riverside Avenue, Suite 400, Spokane, Washington 99201, or by telephone at 509-232-1536.

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AWBC – 2005 Earnings

January 31, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income

	Year Ended		$ Change	% Change
	12/31/2005	12/31/2004
Interest Income
Interest and fees on loans	$70,898	$70,565	$333	0.5%
Interest on securities	1,198	3,030	(1,832)	-60.5%
Other interest income	224	84	140	166.7%

Total Interest Income	72,320	73,679	(1,359)	-1.8%

Interest Expense
Interest on deposits	15,223	11,813	3,410	28.9%
Interest on borrowings	3,110	2,146	964	44.9%

Total Interest Expense	18,333	13,959	4,374	31.3%

Net Interest Income	53,987	59,720	(5,733)	-9.6%
Provision for loan losses	2,365	13,046	(10,681)	-81.9%

Net Interest Income After Provision for Loan Losses	51,622	46,674	4,948	10.6%

Noninterest Income
Fees and service charges	4,942	4,925	17	0.3%
Other	3,441	4,322	(881)	-20.4%

Total Noninterest Income	8,383	9,247	(864)	-9.3%

Noninterest Expense
Salaries and employee benefits	23,439	22,936	503	2.2%
Occupancy expense, net	3,534	3,078	456	14.8%
Equipment expense	2,657	2,232	425	19.0%
State business and occupation tax	960	936	24	2.6%
Foreclosed real estate and other foreclosed assets expense	669	5,281	(4,612)	-87.3%
Intangible assets amortization	251	251	—	0.0%
Other	9,625	8,032	1,593	19.8%

Total Noninterest Expense	41,135	42,746	(1,611)	-3.8%

Income Before Provision for Income Tax	18,870	13,175	5,695	43.2%
Provision for Income Tax	4,998	3,670	1,328	36.2%

Net Income	$13,872	$9,505	4,367	45.9%

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AWBC – 2005 Earnings

January 31, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Year Ended
	12/31/2005	12/31/2004
Share Data:
Basic earnings per share	$1.33	$0.93
Diluted earnings per share	$1.31	$0.91
Basic weighted average shares outstanding	10,407,180	10,185,246
Diluted weighted average shares outstanding	10,593,903	10,478,969

	Year Ended
	12/31/2005	12/31/2004
Financial Ratios, annualized:
Return on average assets	1.29%	0.88%
Return on average equity	12.34%	9.37%
Efficiency ratio	65.95%	61.98%
Noninterest expenses to average assets	3.84%	3.94%
Net interest margin to average earning assets	5.47%	6.04%

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AWBC – 2005 Earnings

January 31, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition

	2005	2004	$ Change	% Change

ASSETS
Cash and due from banks	$40,825	$26,915	$13,910	51.7%
Overnight interest bearing deposits with other banks	11,119	2,302	8,817	383.0%

Cash and cash equivalents	51,944	29,217	22,727	77.8%
Securities	36,761	33,886	2,875	8.5%
Loans, net of allowance for loan losses of $14,361 and $18,475, respectively	951,288	909,255	42,033	4.6%
Accrued interest receivable	6,969	6,520	449	6.9%
Premises and equipment, net	21,762	23,955	(2,193)	-9.2%
Foreclosed real estate and other foreclosed assets	2,221	4,201	(1,980)	-47.1%
Life insurance and salary continuation assets	16,987	18,912	(1,925)	-10.2%
Goodwill	12,050	12,050	—	0.0%
Intangible assets	2,391	2,642	(251)	-9.5%
Other assets	6,761	8,356	(1,595)	-19.1%

TOTAL ASSETS	$1,109,134	$1,048,994	60,140	5.7%

LIABILITIES
Noninterest bearing demand deposits	$191,192	$169,579	21,613	12.7%
Interest bearing deposits:
NOW, MMDA and savings accounts	391,876	452,357	(60,481)	-13.4%
Time, $100,000 and over	149,101	123,006	26,095	21.2%
Other time	165,261	149,856	15,405	10.3%

Total Deposits	897,430	894,798	2,632	0.3%
Short-term borrowings	67,931	24,539	43,392	176.8%
Long-term borrowings	3,238	5,668	(2,430)	-42.9%
Capital lease obligations	368	416	(48)	-11.5%
Junior subordinated debt	10,310	10,310	—	0.0%
Accrued interest payable	1,754	1,000	754	75.4%
Other liabilities	6,626	7,188	(562)	-7.8%

TOTAL LIABILITIES	987,657	943,919	43,738	4.6%
STOCKHOLDERS’ EQUITY
Common stock, no par, shares authorized 15 million; issued and outstanding 10,547,407 and 10,269,454, respectively	104,667	100,812	3,855	3.8%
Retained earnings	17,967	4,057	13,910	342.9%
Unearned compensation	(1,095)	—	(1,095)	-100.0%
Accumulated other comprehensive income, net of tax	(62)	206	(268)	-130.1%

TOTAL STOCKHOLDERS’ EQUITY	121,477	105,075	16,402	15.6%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,109,134	$1,048,994	60,140	5.7%

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AWBC – 2005 Earnings

January 31, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	12/31/2005	12/31/2004
Loan Portfolio:
Commercial real estate	$501,328	$497,253
Commercial and industrial	226,964	197,912
Agricultural	119,355	122,735
Real estate mortgage	62,198	32,703
Real estate construction	33,906	45,908
Installment	17,341	22,454
Bankcards and other	5,186	8,909

Total loans	966,278	927,874
Allowance for loan losses	(14,361)	(18,475)
Deferred loan fees, net of deferred costs	(629)	(144)

Net loans	$951,288	$909,255

	Year Ended
	12/31/2005	12/31/2004
Allowance for Loan Losses:
Balance, beginning of year	$18,475	$12,453
Provision charged to operations	2,365	13,046
Loans charged-off	(6,925)	(8,122)
Recoveries	446	1,098

Balance, end of year	$14,361	$18,475

Allowance for loan loss to total gross loans	1.49%	1.99%

	12/31/2005	12/31/2004
Nonperforming assets:
Accruing loans over 90 days past due	$31	$53
Nonaccrual loans	14,452	24,222

Total nonperforming loans	$14,483	$24,275
Foreclosed real estate and other foreclosed assets	2,221	4,201

Total nonperforming assets	$16,704	$28,476

Ratio of total nonperforming assets to total assets	1.51%	2.71%
Ratio of total nonperforming loans to total gross loans	1.50%	2.62%
Ratio of allowance for loan loss to nonperforming loans	99.16%	76.11%

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AWBC – 2005 Earnings

January 31, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Average Balances, Interest and Yields

	Year Ended December 31,
	2005			2004
	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans	$952,151	$70,898	7.45%	$913,844	$70,565	7.72%
Taxable securities	23,197	842	3.63%	61,315	2,639	4.30%
Nontaxable securities	8,536	538	6.30%	9,070	523	5.77%
Overnight deposits with other banks and other	5,533	224	4.05%	6,118	84	1.37%

Total interest earning assets	989,417	72,502	7.33%	990,347	73,811	7.45%

Noninterest earning assets	81,872			93,777

Total assets	$1,071,289			$1,084,124

Liabilities
Interest bearing demand deposits	$67,700	$278	0.41%	$62,046	$159	0.26%
Savings deposits	343,574	6,858	2.00%	384,064	5,544	1.44%
Time deposits	283,639	8,086	2.85%	282,182	6,110	2.17%

Total interest bearing deposits	694,913	15,222	2.19%	728,292	11,813	1.62%

Overnight borrowings	30,727	970	3.16%	34,187	501	1.47%
Other borrowings	44,737	2,140	4.78%	52,786	1,645	3.12%

Total interest bearing liabilities	770,377	18,332	2.38%	815,265	13,959	1.71%

Noninterest bearing demand deposits	179,115			159,704
Other noninterest bearing liabilities	9,341			7,665

Total liabilities	958,833			982,634
Stockholders’ Equity	112,456			101,490

Total liabilities and stockholders’ equity	$1,071,289			$1,084,124

Net interest income and spread		$54,170	4.95%		$59,852	5.74%

Net interest margin to average earning assets			5.47%			6.04%

The above table includes nonaccrual loans in the average loan balances. Tax exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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